Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT dated as of April 7, 2008, between InSight Health Services Corp., a Delaware corporation (“Company”), and Louis E. Hallman, III (“Executive”).  Company is a wholly owned subsidiary of InSight Health Services Holdings Corp., a Delaware corporation (“Parent”).

Company wishes to continue to employ Executive, and Executive wishes to accept such continued employment, in each case subject to the terms and conditions hereof.  Accordingly, Company and Executive hereby agree as follows:

I.              TERM

Commencing with the effective date set forth above, Executive is to be employed by Company on the terms and conditions set forth in this Agreement, until such time as Executive or the Company terminate this Agreement in accordance with its terms.

II.            EMPLOYMENT

SECTION 2.01  Employment by Company.  Company employs Executive to render full time services as Company’s President and Chief Executive Officer and in such other capacities as the Board of Directors of Company (“Board”) may assign and, in connection therewith, to report to the Board and perform such duties as are reasonably consistent with Executive’s position and as the Board shall direct.  Executive shall also be elected to the Board.  Executive agrees to perform such duties as are reasonably consistent with the duties normally pertaining to the office to which Executive has been elected or appointed, subject always to the direction of the Board and to conduct himself in a professional and diligent manner.  Subject to Section 5.01 hereof, Executive’s expenditure of reasonable amounts of time for personal business, charitable or professional activities will not be deemed a breach of Executive’s undertaking to provide full time services hereunder as long as such activities do not interfere with Executive’s rendering of such services; provided, that Executive shall not serve as a director of more than two other Boards of Directors and shall not commence service on any new Board of Directors in the next twelve months.

SECTION 2.02  Acceptance of Employment by Executive.  Executive accepts such employment and shall render the services required by this Agreement to be rendered by Executive.  Executive shall also serve on request during all or any part of the term of this Agreement as a director of Company and Parent and as an officer or director of any of Company’s subsidiaries or affiliates without any compensation therefor other than as specified in this Agreement.

SECTION 2.03  Place of Employment.  Executive’s principal place of employment shall be located at 26250 Enterprise Court, Suite 100, Lake Forest, California 92630.  In the event that the principal place of employment of Executive is relocated to a site that is more than 80 miles from Executive’s principal residence, subject to Section 4.05(a) hereof, Company may require

Executive to relocate Executive’s principal residence to within 80 miles of such site.  Notwithstanding the foregoing, Executive acknowledges that the duties to be performed by Executive hereunder are such that Executive may be required to travel extensively, principally within the United States, in connection with Company Business (as defined below).

III.           COMPENSATION

SECTION 3.01  Salary, Bonus, Life Insurance.  As compensation for the services to be rendered pursuant to this Agreement, Company shall pay Executive, and Executive shall accept, a salary of $400,000 per annum (“Annual Salary”), payable in accordance with the payroll policies of Company for senior executives as from time to time in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations (the “Payroll Policies”).

In addition to the Annual Salary, Executive shall be eligible to receive an annual bonus of up to 50% of Executive’s Annual Salary (“Bonus”), which shall be based upon Parent achieving the target financial goals or other goals approved by the Board (“Target Goals”) for the then-current fiscal year.  The Target Goals shall be set forth in a budget prepared by Executive and Company management and approved by the Board, and shall, as applicable, be set at the plan level applicable to the other executive officers of Company.  The Bonus is payable, if earned, promptly following the completion of Parent’s year-end audit for such year and delivery of a certification by Executive to the Board, certifying the results for the year and the calculation of any Bonus so payable.  For the fiscal year ended June 30, 2009, the Target Goals shall be set forth in a budget prepared by Executive and Company management and approved by the Board prior to August 1, 2008.

Company shall purchase and maintain in full force and effect at all times during the term of this Agreement a policy of term insurance on the life of Executive payable to such beneficiary or beneficiaries as Executive may designate in an amount equal to three (3) times the amount of the Annual Salary; provided, Executive shall comply with the issuing insurance company’s requirements for issuance of the policy.  Executive shall provide reasonable cooperation with the Company and its insurance agency in the event the Company decides to obtain a “key man” insurance policy on Executive for the benefit of Company.

SECTION 3.02  Performance Review. Executive’s performance shall be reviewed and evaluated by the Board annually during the term of this Agreement.

SECTION 3.03  Participation in Employee Benefit Plans.  Executive shall be entitled during the term of this Agreement, if and to the extent eligible, to participate in any life insurance, medical, health and accident and disability plan or program, pension plan or similar benefit plan of Company, which may be available to senior executives of Company generally, on the same terms as such other executives.

SECTION 3.04  Business Expenses.  Subject to such policies as may from time to time be established by Company for senior executives of Company generally, Company shall pay or reimburse Executive for all reasonable business expenses actually incurred and paid by

Executive during the term of this Agreement in the performance by Executive of services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as Company may reasonably require.

SECTION 3.05  Automobile Allowance.  Company shall pay Executive an automobile allowance of $1,000 per month, and shall reimburse Executive for expenses of operating such car consisting of gas, insurance and registration, in such amount and in accordance with and subject to such policies as may from time to time be established and amended by the Board.

SECTION 3.06  Vacation.  Executive shall be entitled to four (4) weeks of paid vacation each year during the term of this Agreement which shall be taken at a time or times which do not unreasonably interfere with Executive’s duties hereunder and in accordance with Company policy.  Executive may not accumulate any unused vacation in excess of eight (8) weeks at any one time .

SECTION 3.07  Equity Award.  Executive shall be entitled to participate in Parent’s equity award program, on the terms and conditions that are applicable to the other executive officers of Company, as such award program may be determined by the board of directors of Parent (“Parent Board”).  The Parent Board currently expects to award Executive non-statutory stock options to acquire 192,000 shares of Parent Common Stock (the “Options”).  The Options will be subject to performance-based vesting, which will occur upon a successful refinancing (to be defined in the Option grant agreement) of the currently outstanding issue of $315,000,000 Senior Floating Rate Notes.  The successful refinancing will include, among other items, the absence of any dilution to the then-existing holders of outstanding Parent Common Stock.  The exercise price of the Options will be set on the date of actual grant, currently expected to occur not later than April 11, 2008, and will be calculated as the 5-day average closing price ending on the date of grant, but not less than the closing price on the date of grant.  The grant of Options is subject to approval of the 2008 Employee Stock Option Plan by the Board, which is anticipated to occur not later than April 11, 2008.

IV.           TERMINATION

SECTION 4.01  Termination upon Death.  If Executive dies during the term of this Agreement, this Agreement shall terminate as of the date of Executive’s death.

SECTION 4.02  Termination upon Disability.  Executive’s employment may be terminated by Company due to Executive’s permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) (“Disability”), so that Executive is unable substantially to perform Executive’s services required by this Agreement to be rendered by Executive for (i) a period of three (3) consecutive months or (ii) for shorter periods aggregating three (3) months during any twelve (12) month period.  Company may, at any time after the last day of the three (3) consecutive months of Disability or the day on which the shorter periods of Disability equal an aggregate of three (3) months, by 30 days’ written notice to Executive, terminate this Agreement and Executive’s employment hereunder.  Any such determination of Disability shall be made by a physician chosen by a majority of the members of the Board in its sole discretion.  Nothing in this Section 4.02 shall be deemed to extend the term of this Agreement or of Executive’s employment hereunder, beyond the term specified in Article I hereof.

SECTION 4.03  Termination for Cause.  If the Board determines that Cause (as defined below) exists, it may remove Executive for Cause and terminate this Agreement and the term of Executive’s employment hereunder on the date specified in written notice to Executive.  If terminated for Cause, Executive shall have no right to receive any monetary compensation or benefit hereunder with respect to any period after the date specified in such notice.  Such notice may also terminate Executive’s right to enter Company’s premises.  For purposes of this Agreement, the term “Cause” means any of the following:

(a)           Executive has been convicted or pled guilty or no contest to any (i) crime or offense which is likely to have an adverse impact on the business operations,  financial condition, or overall business reputation of Parent, Company or any of their subsidiaries, or (ii) felony offense;

(b)           Executive has committed or attempted to commit fraud or embezzlement;

(c)           Executive has breached any of Executive’s obligations under this Agreement and Executive has failed to cure the breach within 30 days following receipt of written notice of such breach from Company or Executive engages in intentional and repeated actions specifically and solely for the purpose of causing his termination by the Company;

(d)           Parent or Company, after reasonable investigation, finds that Executive has violated or attempted to violate any material written policies and procedures of Parent or Company, including but not limited to, policies and procedures pertaining to harassment and discrimination;

(e)           Executive has failed to obey a specific written direction from the Board (unless such specific written instruction represents an illegal act), provided that (i) such failure continues for a period of 30 days after receipt of such specific written direction, and (ii) such specific written direction includes a statement that the failure to comply therewith will be a basis for termination hereunder; or

(f)            any willful act or omission on Executive’s part which is injurious in any material respect to the business operations, financial condition or business reputation of Parent or Company or any of their subsidiaries.

SECTION 4.04  Termination in Discretion of Company.  Company may, at any time, on 15 days’ written notice to Executive, terminate this Agreement and the term of Executive’s employment hereunder, and Executive thereafter shall receive all monetary compensation and benefits due through the termination date specified in the notice, as well as rights to receive monetary compensation or benefits hereunder in respect of any period after the effective date of termination as are specifically provided in Section 4.07 hereof.  Such notice may also terminate Executive’s right to enter Company’s premises effective immediately.

SECTION 4.05  Voluntary Termination for Good Reason.  During the period commencing upon the occurrence of Good Reason (as defined below) and continuing for 30 days thereafter, Executive shall have the right to terminate Executive’s employment for Good Reason (as defined below), whereupon Executive shall become entitled to receive compensation as provided in Section 4.07 hereof.  The failure of Executive to deliver such notice with the 30-day time period shall constitute agreement by Executive to such event and eliminate the ability of Executive to terminate this Agreement for such event.  Termination by the Executive pursuant to the preceding sentence shall be effective upon 30 days written notice to Company.  For purposes of this Agreement, “Good Reason” means any of the following:

(a)           the movement by Company, without Executive’s consent, of Executive’s principal place of employment to a site that is more than 80 miles from the Executive’s principal residence on the date hereof;

(b)           a reduction by Company, without Executive’s consent, in Executive’s Annual Salary or bonus opportunity, as they exist on the date hereof ; or

(c)           a failure by Company to comply with any material provisions of this Agreement which has not been cured within 30 days after notice of such noncompliance has been given by Executive to Company, or if such failure is not capable of being cured in such time, for which a cure shall not have been diligently initiated by Company within such 30 day period.

SECTION 4.06  Voluntary Termination Without Good Reason.  Executive shall have the right to terminate this Agreement upon 30 days’ written notice to Company and, upon such termination, Executive shall not have the right to receive any monetary compensation or benefit hereunder with respect to any period after the date specified in such notice.

SECTION 4.07  Compensation on Termination.

(a)           If the term of Executive’s employment hereunder is terminated pursuant to Section 4.01 hereof, Company shall pay to the executors or administrators of Executive’s estate or Executive’s heirs or legatees (as the case may be) all compensation accrued and unpaid up to the date of Executive’s death.  If the term of Executive’s employment hereunder is terminated pursuant to Section 4.02 hereof, Company shall pay to Executive all compensation accrued and unpaid up to the date of such termination.

(b)           If the term of Executive’s employment hereunder is terminated pursuant to Section 4.04, 4.05, or 4.07(c) hereof, Company shall (i) pay to Executive all compensation accrued and unpaid up to the effective date of termination; (ii) pay to Executive additional compensation in an amount equal to twelve (12) months of compensation at the monthly Annual Salary rate then in effect, payable in accordance with the Payroll Policies; and (iii) maintain, at Company’s expense, in full force and effect, for Executive’s continued benefit until the earlier of (x) twelve (12) months after the effective date of termination or (y) commencement of Executive’s benefits pursuant to employment with a new employer, all life insurance, medical and health plans or programs, in which Executive was participating immediately prior to the effective date of termination; provided, that Executive’s continued participation is permissible under the general terms and provisions of such plans or programs and provided further, that Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to Company’s employees.  In the event that Executive’s participation in any such plan or program is prohibited, Company shall arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under such plans or programs.  Any payments made pursuant to this Section 4.07 shall be reduced by such amounts as are required by law to be withheld or deducted.

(c)           Notwithstanding any provision herein to the contrary, if Executive is terminated by Company without Cause, or Executive terminates Executive’s employment for Good Reason, within twelve (12) months following a Change in Control (as defined herein) which occurs after the Effective Time, Executive shall be entitled to the payments and benefits set forth in Section 4.07(b).  For purposes hereof, a “Change in Control” shall be deemed to have occurred if (i) any person, or any two or more persons acting as a group, and all affiliates of such person or persons (a “Group”), who prior to such time beneficially owned less than 50% of the then outstanding capital stock of Company or Parent, shall acquire shares of Company’s or Parent’s capital stock in one or more transactions or series of transactions, including by merger, and after such transaction or transactions such person or group and affiliates beneficially own 50% or more of Company’s or Parent’s outstanding capital stock, or (ii) Company or Parent shall sell all or substantially all of its assets to any Group which, immediately prior to the time of such transaction, beneficially owned less than 50% of the then outstanding capital stock of Company or Parent.

(d)           The compensation rights provided for Executive in this Section 4.07 shall be Executive’s sole and exclusive remedies with respect to Section 4.01, 4.02, 4.04, 4.05, or 4.07(c) hereof, and Executive, the executors or administrators of Executive’s estate or Executive’s heirs or legatees (as the case may be) shall not be entitled to any other compensation, damages or relief in connection therewith.

(e)           In exchange for, and as a condition to receiving, the compensation rights provided to Executive in this Section 4.07, Executive will be required to execute a waiver and release substantially in the form of Exhibit A attached hereto, and the failure to execute such waiver and release shall be a basis for the Company not paying any amounts otherwise due to Executive hereunder.

V.            CERTAIN COVENANTS OF EXECUTIVE

SECTION 5.01  Covenants Against Unfair Competition.

(a)           Acknowledgments.  Executive acknowledges that, as of the date hereof:  (i) the principal business of Company and its affiliates is the provision of diagnostic imaging, treatment and related management services through a network of mobile magnetic resonance imaging (“MRI”), Computed Tomography (“CT”), positron emission tomography (“PET”) and PET/CT facilities, fixed-site MRI and PET and PET/CT facilities and multi-modality centers, at times, together with other healthcare providers, utilizing the related equipment and computer programs and “software” and various corporate investment structures (“Company Business”); (ii) Company

Business is primarily national in scope; (iii) the industry is highly competitive; and (iv) Executive’s duties hereunder will cause Executive to have access to and be entrusted with various trade secrets not readily available to the public or competitors, consisting of business accounts, lists of customers and other business contacts, information concerning Company’s relationships with actual or potential clients or customers and the needs or requirements of such clients or customers, budgets, business and financial plans, employee lists, financial information, artwork, designs, graphics, marketing plans and techniques, business strategy and development, know-how or other matters connected with Company Business, computer software programs and specifications (some of which may be developed in part by Executive under this Agreement), which items are owned exclusively by Company and used in the operation of Company Business (“Trade Secrets”).  Notwithstanding the foregoing, the parties agree that the term “Trade Secrets” shall not include information which (i) is or becomes generally available to the public, without violation of any obligation of confidentiality by Executive, (ii) is or becomes available from a third party on a nonconfidential basis, provided that such third party is not bound by a confidentiality agreement concerning the Trade Secrets and (iii) is or has been independently acquired or developed by Executive without violating the provisions of this Section.

Executive further acknowledges that the Trade Secrets will be disclosed to Executive or obtained by Executive and received in confidence and trust for the sole purpose of using the same for the sole benefit of Company Business.  Executive also acknowledges that such Trade Secrets are valuable to Company, of a unique and special nature, and important to Company in competing in the marketplace.

During and after the term of this Agreement (otherwise than in the performance of this Agreement), without Company’s prior written consent, Executive shall not divulge or use all or any of the Trade Secrets to or for any person or entity except (i) for the benefit of Company and as necessary to perform Executive’s services under this Agreement; and (ii) when required by law, and then only after consultation with Company.  In the event that Executive, becomes or is legally compelled (whether by deposition, interrogatories, request for documents, subpoena, civil investigative demand or similar process) to disclose any Trade Secrets, Executive shall provide Company with prompt, prior written notice of such requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section.  Executive agrees that Executive’s obligations under this Section 5.01 shall be absolute and unconditional.

(b)           Breach.  Executive understands and agrees that Executive’s employment with Company may be terminated if Executive breaches this Agreement or in any way divulges such Trade Secrets.  Executive further understands and agrees that Company may be irreparably harmed by any violation or threatened violation of this Agreement and, therefore, Company may be entitled to injunctive relief to enforce any of the provisions contained herein, without the necessity to post bond.

(c)           Non-Compete.  During the period of Executive’s employment Executive will not directly or indirectly either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any activity or business which Company shall determine in good faith to be in competition in any substantial way with Company Business within any metropolitan area in the United States or elsewhere in which Company is then engaged in Company Business.  The parties acknowledge that in California and some states post-employment non-compete clauses may be generally unenforceable, but that other states and jurisdictions permit such agreements.  Executive hereby agrees that Executive will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any activity or business which Company shall determine in good faith to be in competition in any substantial way with Company Business as conducted at the effective date of termination of Executive’s employment by Company for or a period of twelve (12) months after the termination of Executive’s employment and that this Section will be enforceable to the greatest extent of the law.

(d)           No Solicitation of Employees.  During Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment, Executive will not, either directly or indirectly, either alone or in concert with others, solicit or entice or participate in the solicitation or attempt to solicit or in any manner encourage employees of Company to leave Company or work for anyone that is in competition in any substantial way with Company Business (which in the case of the period following Executive’s termination, shall mean Company Business as conducted as of the effective date of termination of Executive’s employment with Company); provided, however, that the public listing, advertising or posting of an available position shall not constitute solicitation or an attempt to solicit hereunder and this subsection (d) shall not preclude Executive from hiring an individual pursuant thereto.

(e)           No Solicitation of Customers.  Executive will not during the course of Executive’s employment, or for twelve (12) months thereafter, engage in any unfair competition with Company, or either directly or indirectly call on, solicit, or take away, or attempt to call on, solicit or take away any of Company’s customers on behalf of any business that is in competition in any substantial way with Company.  During Executive’s employment, Executive agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with Company Business.  In the event of the termination of Executive’s employment and for a period of twelve (12) months thereafter, Executive will not accept any employment or engage in any activities which Company shall determine in good faith to be competitive with Company, if the fulfillment of the duties of the competitive employment or activities would inherently require Executive to reveal Trade Secrets to which Executive has access or learned during Executive’s employment on behalf of any business that is in competition in any substantial way with Company.

(f)            Return of Company Property.  In the event of the termination of Executive’s employment, Executive will deliver to Company all devices, records, sketches, reports, proposals, files, customer lists, mailing or contact lists, correspondence, computer tapes, discs and design and other document and data storage and retrieval materials (and all copies, compilations and summaries thereof), equipment, documents, duplicates, notes, drawings, specifications, research tape or other electronic recordings, programs, data and other materials or property of any nature belonging to Company or relating to Company Business, and Executive will not take with Executive or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.  Company property includes personal property, made or compiled by Executive, in whole or in part and alone or with others, or in any way coming into Executive’s possession concerning Company Business or other affairs of Company or any of its affiliates.

(g)                                 Disclosure and Assignment of Rights.  (i)  Executive shall promptly disclose and assign to Company and its affiliates or its nominee(s), to the maximum extent permitted by Section 2870 of the California Labor Code, as it may be hereafter amended from time to time, all right, title and interest of Executive in and to any and all ideas, inventions, discoveries, secret processes and methods and improvements, together with any and all patents that may be issued thereon in the United States and in all foreign countries, which Executive may invent, develop or improve, or cause to be invented, developed or improved, during the term of this Agreement or which are (1) conceived and developed during normal working hours, and (2) related to the scope of Company Business.  As used in this Agreement, the term “invent” includes “make”, “discover”, “develop”, “manufacture” or “produce”, or any of them; “invention” includes the phrase “any new or useful original art, machine, methods of manufacture, process, composition of matter, design, or configuration of any kind”; “improvement” includes “discovery” or “production”; and “patent” includes “Letters Patent” and “all the extensions, renewals, modifications, improvements and reissues of such patents”.

(ii)                                  Executive shall disclose immediately to duly authorized representatives of Company any ideas, inventions, discoveries, secret processes and methods and improvements covered by the provisions of paragraph (i) above, and execute all documents reasonably required in connection with the application for an issuance of Letters Patent in the United States and in any foreign country and the assignment thereof to Company and its affiliates or its nominee(s).

SECTION 5.02  Rights and Remedies Upon Breach.  If Executive breaches, or threatens to breach, in any material respect any of the provisions of Section 5.01 hereof (“Restrictive Covenants”), Company shall, in addition to all its other rights hereunder and under applicable law and in equity, have the right to seek specific enforcement of the Restrictive Covenants by any court having jurisdiction, including, without limitation, the granting of a preliminary injunction which may be granted without the necessity of proving damages or the posting of a bond or other security, it being acknowledged that any such breach or threatened breach may cause irreparable injury to Company and that money damages may not provide an adequate remedy to Company.  In addition to and not in lieu of any other remedy that Company may have pursuant to this Agreement or otherwise, in the event of any breach of any provision of Section 5.01 during the period which Executive is entitled to receive payments and benefits pursuant to Section 4.07, such period shall terminate as of the date of such breach and Executive shall not thereafter be entitled to receive any salary or other payments or benefits under this Agreement.

SECTION 5.03  Severability and Modification of Covenants.  Company and Executive agree and acknowledge that the duration, scope and geographic area of the Restrictive Covenants described in this Section 5.01 are fair, reasonable and necessary in order to protect the good will and other legitimate interests of Company, that adequate consideration has been received by Executive for such obligations, and that these obligations do not prevent Executive from earning a livelihood.  If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive

Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court of competent jurisdiction construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision or otherwise, such provision shall be deemed amended to the minimum extent required to make it enforceable and, in its reduced form, such provision shall then be enforceable and enforced.

VI.                                CERTAIN AGREEMENTS

SECTION 6.01    (a)                                    Customers, Suppliers.  Executive does not have, and at any time during the term of this Agreement shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any customer of or supplier to Company.

(b)                                 Certain Activities.  Executive shall not (i) give, attempt to give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder Company in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of Company, (ii) use or attempt to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (iii) make or attempt to make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain, or attempt to establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, or (v) accept, request or receive any unlawful contributions, payments, gifts, or expenditures.

VII.                            MISCELLANEOUS

SECTION 7.01  Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, by confirmed facsimile or email, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, faxed or emailed, or if mailed, two (2) days after the date of mailing, as follows:

(i)	If to Company, addressed to it at:	InSight Health Services Corp.
26250 Enterprise Court, Suite 100
Lake Forest, CA 92630
Attention: General Counsel
Facsimile No.: (949) 462-3703

(ii)	If to Parent, addressed to it at:	InSight Health Services Holdings Corp.
26250 Enterprise Court, Suite 100
Lake Forest, CA 92630
Attention: General Counsel
Facsimile No.: (949) 462-3703

(iii)                               If to Executive, to the address or facsimile set forth below Executive’s signature hereto.  Any party hereto may, by written notice to the other, change its address for receipt of notices hereunder.

SECTION 7.02  Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto.

SECTION 7.03  Waivers and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, amended, modified, superseded, canceled, renewed or extended, only by a written instrument signed by Executive, Company and Parent.  No waiver of any provision of this Agreement shall be deemed to be a waiver of any other provision, whether or not similar.  No such waiver shall constitute a continuing waiver.  No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

SECTION 7.04  Assignment.  This Agreement is personal to Executive, and Executive’s rights and obligations hereunder may not be assigned by Executive.  Company may assign this Agreement and its rights, together with its obligations, hereunder (i) in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(s), whether by merger, consolidation or otherwise; or (ii) to any wholly owned subsidiary of Company.

SECTION 7.05  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

SECTION 7.06  Headings.  The article and section headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 7.07  Number.  Unless the context of this Agreement otherwise requires, words using the singular or plural number will also include the plural or singular number.

SECTION 7.08  Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction.  Subject to Section 7.11 below, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of California, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of California.

SECTION 7.09  Expenses.  Each party shall be responsible for its own fees and expenses incurred in connection with negotiating this Agreement and enforcing their respective rights hereunder.

SECTION 7.10  Effective Date.  This Agreement shall be effective on the date hereof (the “Effective Time”).

SECTION 7.11  (a)   Resolution of Disputes.  Executive and Company mutually agree and understand that as an inducement for Company to enter into this Agreement, Executive and Company agree and consent to the resolution by arbitration of all claims or controversies, past, present or future, whether arising out of the employment relationship (or its termination) or relating to this Agreement that Company may have against Executive or that Executive may have against Company or against its officers, directors, employees or agents in their capacity as such or otherwise. The only claims that are arbitrable are those that, in the absence of this arbitration provision, would have been justiciable under applicable state or federal law. The claims covered by this arbitration provision, include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination, retaliation or harassment (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, or medical condition, handicap or disability); claims for benefits (except claims under an employee benefit or pension plan that either (i) specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or (ii) is underwritten by a commercial insurer which decides the claims); and claims for violation of any federal, state, or other governmental law, statute, regulation or ordinance, except claims excluded in Section 7.10 (b) below.

Except as otherwise provided in this arbitration provision, both Company and Executive agree that neither of them shall initiate or prosecute any lawsuit or administrative action (other than an administrative charge of discrimination) in any way related to any claim covered by this arbitration provision.

(b)                                 Claims Excluded From Arbitration. Claims Executive may have for workers’ compensation or unemployment compensation benefits are not covered by this arbitration provision. Also not covered are claims by Company for injunctive and/or other equitable relief, including but not limited to those for unfair competition and/or the use and/or unauthorized disclosure of Trade Secrets or confidential information, as to which Executive understands and agrees that Company may seek and obtain relief from a court of competent jurisdiction, without the requirement to post any bond or prove any damages.

(c)                                  Arbitration Procedures. Executive and Company understand and agree that the arbitration will take place in Orange County, California, in accordance with the California Employment Dispute Resolution Rules of the American Arbitration Association then in effect in the State of California, and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The decision of the arbitrator(s) shall be bound by generally accepted legal principles, including, but not limited to, all rules of law and legal principles concerning potential liability, burdens of proof, and measure of damages found in all applicable California statutes and administrative rules and codes, and all California case law.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first above written.

COMPANY:

INSIGHT HEALTH SERVICES CORP.

By:	/s/ Richard Nevins
Name: Richard Nevins
Title: Interim Chief Executive Officer

EXECUTIVE:

/s/ Louis E. Hallman III
Name: Louis E. Hallman, III

Address and Facsimile Number:

EXHIBIT A

Waiver and Release

In consideration of compensation rights and other benefits, Executive hereby irrevocably and unconditionally releases, waives and forever discharges the Company, its direct and indirect subsidiaries and affiliates, affiliated persons, partnerships and corporations, successors and assigns, and all of their past and present directors, members, partners, contractors, distributors, officers, stockholders, consultants, agents, representatives, attorneys, employees, employee benefit plans and plan fiduciaries (collectively, the “Company Releasees”), individually and collectively, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, known or unknown, past or present, that Executive has ever had, may now have, or may later have or assert against any of the Company Releasees, concerning, arising out of or related to Executive’s employment by or the performance of any services to or on behalf of any of the InSight Companies, arising out of or related to the termination of Executive’s employment agreement with the InSight Companies, or arising out of any other agreement Executive has, may have or may have had with the InSight Companies, in all cases from the beginning of time to the effective date of termination (hereinafter referred to as “Executive’s Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws, as amended, including, without limitation, the federal Civil Rights Acts of 1866,1964, and 1991 (including but not limited to Title VII), the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Workers’ Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Industrial Welfare Commission Wage Orders, and the California Labor Code and/or any similar state antidiscrimination and employment statutes, and (ii) any and all other Executive’s Claims arising out of or related to any contract or employment agreement, any and all other federal, state or local constitutions, statutes, rules or regulations, or under the laws of any country or political subdivision, or under any common law right of any kind whatsoever.  Executive also agree to waive all rights to sue or obtain equitable, remedial or point relief from any or all Company Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the foregoing, this Agreement shall not affect any of Executive’s rights or obligations under (a) the Company’s 401(k) Savings Plan (the “401(k) Plan”), (b) the Indemnification Agreement executed between Executive and the Company effective               , 2008, (“Indemnification Agreement, (c) Executive’s right to statutory indemnification pursuant to California Labor Code Section 2802, (d) the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), (e) workers compensation or unemployment insurance benefit claims, or (f) the terms of this Agreement.

Executive and the Company hereby waive and relinquish all rights and benefits afforded by California Civil Code 1542.  Executive and the Company understand and acknowledge the significance and consequences of this specific waiver of Section 1542.  California Civil Code section 1542 states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affect his settlement with the debtor.

To the fullest extent permitted by law, Executive represents, warrants and agrees not to lodge or assist anyone else in lodging any formal or informal complaint in court, with any federal, state or local agency or any other forum, in any jurisdiction, arising out of or related to Executive’s Claims.  Executive hereby represents and warrants that Executive has not brought any complaint, claim, charge, action or proceeding against any of the Company Releasees in any jurisdiction or forum, nor assisted or encouraged any other person or persons in doing so.  Executive further represents and warrants that Executive has not in the past and will not in the future assign any of Executive’s Claims to any person, corporation or other entity.

Executive’s execution of this Agreement operates as a complete bar and defense against any and all of the Executive’s Claims against the Company and each of the other Company Releasees to the maximum extent permitted by law.  If Executive should hereafter make any of Executive’s Claims in any charge, complaint, action, claim or proceeding against the Company or any of the other Company Releasees, this Agreement may be raised as, and shall constitute a complete bar to, any such charge, complaint, action, claim or proceeding and Executive agrees to disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of any administrative investigation or proceeding.